Exhibit 99.1

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(469) 587-3334

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. REPORTS SECOND QUARTER RESULTS
Q2 2007 Diluted EPS Totals $0.21, $0.26 Excluding Equity Granting Practices Review Expenses
Introduces Full Year 2007 Guidance of $1.72, Excluding Equity Granting Practices Review Expenses

________________________________________________________________________

Richardson, TX. August 14, 2007 — Fossil, Inc. (NASDAQ: FOSL) (the “Company’), today reported second quarter net sales and earnings for the thirteen-week (“Second Quarter”) and twenty-six week (“Six Month Period”) periods ended July 7, 2007. The Company’s fiscal year 2006 first quarter included an extra week.  The Company estimates this extra week resulted in an additional $16 million of net sales and $5 million of operating expenses during the 2006 first quarter and year-to-date periods.

Second Quarter Results (2007 vs 2006):

•                  Net sales increased 18.2% to $306.5 million compared to $259.2 million;

•                  Gross profit grew 18.5% to $150.5 million, or 49.1% of net sales, compared to $127.0 million, or 49.0% of net sales;

•                  Operating income increased 42.7% to $23.1 million, inclusive of $4.4 million of expenses, including legal, accounting and tax costs, related to the Company’s historical equity granting practice review (the “Grant Review”), compared to $16.2 million;

•                  Net income rose 30.6% to $14.7 million, inclusive of $3.3 million of Grant Review expenses, compared to net income of $11.2 million;

•                  Diluted earnings per share increased 31.3% to $0.21, inclusive of $0.05 per diluted share of Grant Review expenses, compared to $0.16 per diluted share; and

•                  Diluted weighted average common shares increased 2.1% to 69.7 million shares compared to 68.3 million shares.

“With the equity granting practices review and the SEC’s related informal investigation now behind us, we are excited to once again be up-to-date on our filings and providing our stockholders with more in-depth analysis of our financial results,” stated Mike Kovar, Senior Vice President and Chief Financial Officer of Fossil, Inc. “Our Second Quarter picked up where our first quarter left off, delivering a solid double-digit increase in sales and significant gains in profitability.  Our results demonstrate the increasing strength of and consumer demand for our watch and jewelry product offerings across the globe,” added Mr. Kovar.

“During the quarter, we were also successful in advancing our key operating goals,” Mr. Kovar, continued.  “Excluding the non-recurring expenses related to our equity granting practices review, we achieved a 270 basis point reduction in operating expenses as a percent of net sales.  We also made further progress in the area of inventory management, reporting a 10% decline in inventory at quarter-end in comparison to the prior year quarter.  As we begin the second half of the year, we remain enthusiastic regarding our business prospects.  We expect our watch and jewelry businesses to continue to perform strongly; we are launching two new accessory businesses in the domestic market for the fall season; and our retail stores continue to build momentum.  We believe these sales growth drivers, combined with our commitment to manage expenses and inventory, point to a solid year of growth at increased rates of profitability for the Company,” concluded Mr. Kovar.

Six Month Period Results (2007 vs 2006):

•                  Net sales increased 16.8% to $611.3 million compared to $523.5 million;

•                  Gross profit increased 17.9% to $306.6 million, or 50.2% of net sales, compared to $260.0 million, or 49.7% of net sales;

•                  Operating income totaled $55.7 million, inclusive of $10.0 million of Grant Review expenses, compared to $33.2 million;

•                  Net income totaled $39.7 million, inclusive of $6.8 million of Grant Review expenses, compared to $21.0 million,

•                  Diluted earnings per share increased 83.9% to $0.57, inclusive of $0.10 per diluted share of Grant Review expenses, compared to $0.31 per diluted share; and

•                  Diluted weighted average common shares increased 1.2% to 69.6 million shares compared to 68.7 million shares.

During the Second Quarter, consolidated net sales rose 18.2% (15.4% excluding currency impact) in comparison to the prior year quarter, primarily driven by sales volume growth in the Company’s international watch and jewelry, domestic watch and direct to consumer businesses.  Total international wholesale sales rose 32.6% (27.0% excluding currency impact).  The Company believes that new innovations in the watch and jewelry lines introduced in the back half of 2006 and early 2007, continue to fuel sales growth both domestically and internationally. Sales in Europe increased 28.9% (20.8% excluding currency impact), primarily led by sales volume increases in FOSSIL and licensed watches and FOSSIL and EMPORIO ARMANI jewelry.  Each of the Company’s major businesses in each of its European markets reported sales growth over the prior year quarter.  The Company believes a healthier overall economy in Europe, in comparison to the prior year, is also benefiting its sales performance.  Other international sales increased 40.0% (39.5% excluding currency impact) as a result of sales volume increases in FOSSIL and licensed watches and jewelry in addition to a 68.7% increase in net sales from the Company’s Mexico subsidiary, acquired in February 2006. Second Quarter net sales from Asia Pacific subsidiaries increased 34.5% in comparison to the prior year quarter, while export sales from the U.S. grew 58.7%.  Domestically, net sales from the Company’s watch business increased 11.9% primarily driven by sales volume growth in the Company’s mass market and licensed watch businesses.  Domestic sales of FOSSIL watches, excluding discontinued product sales from both the Second Quarter and the prior year quarter, increased by 4.7%.  Second Quarter net sales from the Company’s domestic accessories business declined 11.0% compared to the prior year quarter with sales volume growth from FOSSIL men’s leather goods and RELIC eyewear more than offset by sales volume declines in FOSSIL women’s leather products.  Direct to consumer sales increased 18.2%, compared to the prior year quarter, as a result of a 12.0% increase in the average number of company-owned stores open during the Second Quarter and comparable store sales gains of 4.9%.  Net sales from the Company’s e-commerce businesses increased by 23.3% during the Second Quarter.  For the Six Month Period, consolidated net sales increased 16.8% (13.2% excluding currency impact) with similar results by business segment and product category as exhibited in the Second Quarter.

Gross profit margin increased by 10 basis points to 49.1% in the Second Quarter compared to 49.0% in the prior year quarter.  Although the Company’s gross profit margin was favorably affected by a significant sales mix shift toward the international wholesale business during the Second Quarter, this favorable mix shift was offset by weaker gross profit margins relating to sales of certain new watch styles during the Second Quarter.  The Company is confident that it has initiatives in place to correct this issue and believes its gross profit margins will show improvement, in comparison to the prior year periods and the Second Quarter, during the second half of fiscal year 2007.  Gross profit margin also increased approximately 30 basis points as a result of the continued weakening of the U.S. dollar and benefited from an increase in gross profit margins in the Company’s outlet stores. Based on the success of the Company’s inventory management program, the outlet stores did not have to sacrifice gross margins to increase the flow of discontinued product during 2007. These increases in gross profit margin were partially offset by increased wholesale channel markdowns and off-price sales to liquidators, resulting from some softness in the Company’s domestic wholesale women’s leather business. Additionally, a higher sales mix of lower gross profit margin mass market sales negatively impacted consolidated gross profit margins.  For the Six Month Period gross profit margin increased by 50 basis points to 50.2% compared to 49.7% in the comparable prior year period.  This increase was primarily related to factors similar to those experienced during the Second Quarter, and included a 40 basis point increase in gross profit margin related to a weaker U.S. dollar in the Six Month Period in relation to the comparable prior year period.

Second Quarter operating expenses increased $16.6 million to $127.4 million compared to $110.8 million in the prior year quarter, and as a percentage of net sales, decreased to 41.6% in the Second Quarter compared to 42.8% in the prior year quarter.  Second Quarter operating expenses include an unfavorable $1.5 million shift in expenses related to the Basel Watch Fair, which occurred during the first quarter of fiscal year 2006, and $4.4 million in Grant Review expenses.  Excluding the expenses associated with the Company’s Grant Review and the Basel Watch Fair, Second Quarter operating expenses increased $10.7 million, or 9.7%, in comparison to the prior year quarter and, as a percent of net sales, decreased to 39.6%.  This $10.7 million increase is primarily related to increased payroll costs and $2.7 million related to the translation impact of international expenses due to the weakening U.S. dollar.  The Company’s increase in payroll cost is primarily related to company-owned retail store growth, increased commissions due to increased net sales and additional payroll cost associated with the Company’s expansion of its shop-in-shop program internationally.  For the Six Month Period, operating expenses as a percentage of net sales decreased to 41.1% compared to 43.3% in the prior year period.  The Six Month Period included approximately $10.0 million of Grant Review expenses.

The increase in gross profit margin and leverage in operating expenses resulted in the Company’s operating profit increasing 42.7% and 67.8% during the Second Quarter and Six Month Period, respectively, as compared to the respective prior year periods. The Company’s Second Quarter and Six Month Period’s operating income included approximately $1.8 million and $5.4 million of net currency gains related to the translation of foreign sales and expenses into U.S. dollars.

Interest expense of $219,000 during the Second Quarter decreased from $951,000 during the prior year quarter.  Interest expense of $439,000 during the Six Month Period decreased from $1.5 million during the comparable prior year period.  These decreases are primarily the result of the payment of previously outstanding borrowings on the Company’s U.S.-based revolving line of credit at the end of fiscal year 2006.

The Company’s income tax expense for the Second Quarter and Prior Year Quarter was $8.6 million and $4.4 million, respectively, resulting in an effective income tax rate of 36.9% and 28.0%, respectively.  The lower effective rate for the Prior Year Quarter is the result of the release of certain income tax contingency reserves and the interest expense thereon.  Income tax expense was $17.4 million for the Six Month Period, with an effective rate of 30.4%.  For the comparable 2006 year-to-date period, income tax expense was $10.1 million, resulting in an effective rate of 32.6%. For the second half of fiscal year 2007, the Company estimates its effective tax rate will fall within a range of 37% to 38%.

At July 7, 2007, cash, cash equivalents and short-term investments were $177.9 million compared to $78.3 million at the end of the prior year quarter and the Company had no long term debt.  Inventory at quarter-end was $237.8 million, representing a decline of 10.1% from the prior year quarter inventory balance of $264.6 million.  Accounts receivable increased by 17.8% to $151.3 million, as compared to $128.5 million at the end of the second quarter last year.  Days sales outstanding for the Second Quarter was 45 days, which is unchanged from the prior year quarter.

The Company currently estimates third quarter and full year 2007 diluted earnings per share will approximate $0.33 and $1.58, respectively.  Excluding expenses related to the Company’s Grant Review, diluted earnings per share are expected to be $0.37 and $1.72 for the third quarter and the full year 2007, respectively. The Company also estimates net sales growth in the low to mid double-digit range for both the third and fourth quarters of fiscal year 2007.  This guidance reflects the current spot rate of the U.S. dollar compared to other foreign currencies, primarily the Euro and Pound.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are the costs associated with the Company’s voluntary review of historical equity granting practices; the impact of the recent restatement of the Company’s consolidated financial statements; the outcome of the proceedings with the Nasdaq; the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended January 6, 2007 and its Form 10-Q reports filed with the Securities and Exchange Commission.

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, and apparel. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in over 90 countries worldwide through 21 company-owned foreign sales subsidiaries and a network of approximately 56 independent distributors.  The Company also distributes its products in over 200 company-owned and operated retail stores and through the Company’s e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.

Consolidated Income Statement Data (in 000’s):	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 26 Weeks Ended	For the 27 Weeks Ended
	July 7, 2007	July 8, 2006	July 7, 2007	July 8, 2006
Net sales	$306,464	$259,238	$611,289	$523,463
Cost of sales	155,934	132,204	304,640	263,416
Gross profit	150,530	127,034	306,649	260,047
Selling expenses	88,089	79,675	174,456	164,655
Administrative exp.	39,325	31,163	76,523	62,205
Operating income	23,116	16,196	55,670	33,187
Interest expense	219	951	439	1,547
Other inc. (exp.) — net	342	365	1,837	(538)
Tax provision	8,567	4,372	17,364	10,148
Net income	$14,672	$11,238	$39,704	$20,954
Basic earnings per share	$0.22	$0.17	$0.59	$0.31
Diluted earnings per share	$0.21	$0.16	$0.57	$0.31
Weighted average shares outstanding:
Basic	67,814	66,884	67,695	67,122
Diluted	69,742	68,299	69,556	68,700

Consolidated Balance Sheet Data (in 000’s):	July 7, 2007	July 8, 2006
Working capital	$431,912	$314,363
Cash, cash equivalents and short-term investments	177,905	78,335
Accounts receivable	151,314	128,477
Inventories	237,843	264,639
Total assets	915,312	796,997
Short-term debt	9,548	52,133
Deferred taxes and other long-term liabilities	56,311	36,666
Stockholders’ equity	649,916	534,402

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